ANDERSON & KEIL
Attorneys at Law
12101 East 2nd Avenue, Suite 202
Aurora, Colorado 80011
(303) 343-4504 Fax (303) 366-4078
E-mail: gremly@ix.netcom.com
or blkeil@ix.netcom.com

April 19, 2004

Destiny Media Technologies Inc.
555 West Hastings Street, Suite 950
Vancouver, BC V6B 4N4

Re:	DESTINY MEDIA TECHNOLOGIES, INC.
Form S-8 Registration Statement / Amended Stock Option Plan

Dear Sirs:

I have acted as counsel for Destiny Media Technologies, Inc., a Colorado corporation (the "Company"), in connection with the delivery of our legal opinion regarding the shares of the Company’s common stock issuable pursuant to the Company’s Amended 1999 Stock Option Plan (the “Plan”). I understand that this opinion will be attached as an exhibit to the registration statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of up to 3,750,000 shares of the Company's common stock (the “Shares”) reserved for issuance with respect to the exercise of stock options (the “Stock Options”) that may be granted pursuant to the Plan.

In rendering the opinion set forth below, I have reviewed documents provided to me by The Company (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation, as amended; (c) the Company's Bylaws, as amended and as currently in effect; (d) certain records of the Company's corporate proceedings as reflected in its minute books, including resolutions of the board of directors approving the Registration Statement and the Plan; and (e) the Plan. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.

The foregoing opinion is limited to the laws of the State of Colorado presently in effect. I express no opinion as to the laws, rules, or regulations of any other jurisdictions including, without limitation, the federal laws of the United States and rules and regulations relating thereto.

Based upon the foregoing, it is our opinion that the Shares will be duly authorized, legally and validly issued, fully paid and non-assessable shares of the Company's common stock when issued and sold pursuant to grants of Stock Options under the Plan, provided:

(a)	such Stock Options are granted in accordance with the terms and conditions of the Plan; and

(b)	each optionee receiving any grant of Stock Options under the Plan performs their obligations to the Company in accordance with the Plan and the terms of any option

Destiny Media Opinion Letter 4/19/04 Page 2

agreement evidencing the Stock Options, including payment of the required exercise price with respect to the Stock Options.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name or the firm name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

/s/ BECKY L. KEIL

Becky L. Keil
Attorney At Law